UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 18, 2012

DIAMOND FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51439	20-2556965
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Montgomery Street, 13th Floor San Francisco, California		94111-2702
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 445-7444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2012, Diamond Foods, Inc. (“Diamond”) established a Key Executive Retention Plan (“Plan”), under which participating executives are eligible to receive a benefit equal to a percentage of their annual base salary as determined by Diamond’s Board of Directors or its Compensation Committee, one-half of which will be payable in cash and one-half of which will be paid in the form of restricted stock. Forty percent of the retention benefit will be payable six months from the adoption of the Plan if the participant remains employed by the Company as of that date and the remainder of the retention benefit will be payable on the one year anniversary of the adoption of the Plan if the participant remains employed by the Company as of that date. Subject to the conditions set forth in the Plan, the retention benefit may be accelerated if Diamond terminates the participant’s employment without cause, the participant terminates his or her employment for good reason, or the participant is terminated without cause or terminates his or her employment for good reason within twelve months following a change of control of Diamond.

The Compensation Committee of Diamond’s Board of Directors has selected the following executives as participants in the Plan, each with a retention benefit as described above equal to 250% of his or her current annual base salary: Lloyd J. Johnson, Executive Vice President, Chief Sales Officer; Andrew Burke, Executive Vice President, Chief Marketing Officer; Stephen E. Kim, Senior Vice President, General Counsel and Human Resources; and Linda B. Segre, Senior Vice President, Corporate Strategy.

The description of the Plan contained herein does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 99.01 and is incorporated by referenced herein.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

99.01	Diamond Foods, Inc. Key Executive Retention Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.

Date: February 24, 2012	By:	/s/ Stephen E. Kim
Name: Stephen E. Kim
Title: Senior Vice President, General Counsel and Human Resources